Exhibit 2

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[GRAPHIC]

[LOGO]

Investor Presentation

Special Meeting Matters

April 11, 2005

Forward-Looking Statements

[LOGO]

This presentation may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding MID’s and MEC’s future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. In this presentation, we use words such as “will”, “expect”, “should”, “intends”, “targets”, “could” and similar words to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID’s or MEC’s control, that could cause actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other factors are set forth under “Risk Factors” in MID’s Annual Information Form for 2004, attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2004. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances or otherwise.

For more information about the special meeting matters, please see our Proxy Statement dated
April 4, 2005, available at www.midevelopments.com and on SEDAR and EDGAR

Topics

I.                      MI Developments

II.                  Greenlight Proposals

III.              REIT Analysis and Board Recommendation

IV.              MEC Analysis and Board Recommendation

V.                  Board Additional Recommendations

Unless otherwise noted all figures are in US$

MI Developments

[CHART]

•                  MI Developments Inc. (MID) is a real estate operating company engaged in the ownership, management, leasing, development and acquisition of income-producing industrial and commercial real estate properties in North America and Europe

•                  Since MID’s spin-off from Magna International, it has also held a controlling interest in Magna Entertainment Corp. (MEC), a publicly traded company. MEC provides MID with the opportunity to participate in the development of excess lands around MEC racetracks and commercial real estate projects, including alternative gaming facilities, and to share in the future growth of MEC

(1).       As of March 31, 2005, MID owns 58,466,056 shares of Class B Stock of MEC and 4,362,328 shares of Class A Subordinate Voting Stock of MEC, representing an approximately 59% equity interest and 96% voting interest in MEC.

Topics

I.                      MI Developments

II.                  Greenlight Proposals

III.              REIT Analysis and Board Recommendation

IV.              MEC Analysis and Board Recommendation

V.                  Board Additional Recommendations

Greenlight Proposals

•                  The Greenlight requisition asked MID shareholders to consider:

•                  A spin-off or sale of MID’s interest in MEC

•                  The conversion of MID into a REIT

•                  MID understands that Greenlight believes its proposals would increase shareholder value principally as a result of:

•                  Increasing tax efficiency

•                  Increasing regular cash distributions

•                  Increasing leverage

•                  Eliminating the MEC holding company discount and concerns about indefinitely funding MEC

Greenlight Financial Analysis

•                  Greenlight used four methods to assess MID’s share price

Implied Equity Ranges(1)

[CHART]

•                  Of these methods, net asset value (NAV) and FFO multiple analysis (analysis at various prices, or AVP) are the most commonly used benchmarks for a valuation of a public entity

(1).       As per Greenlight’s financial advisor’s presentation dated February 17, 2005. Equity values include MID’s current stake in MEC (based on MEC’s stock price, as of February 15, 2005, plus an intercompany loan of $22.2 million) and development real estate. Solid horizontal line corresponds to MID’s stock price and market capitalization, as of February 15, 2005. Market capitalization assumes that Class A and B MID shares both trade at the Class A share price.

•                  Greenlight’s analysis implies a value range of $39.65 to $47.28 per share based on the following assumptions:

•                  MID incurs $518 million of debt (increasing debt-to-total capitalization ratio to 32%) to fund a one-time share buyback under FFO multiple analysis

•                  Real estate cap rates of 8% to 10% and P/FFO multiples of 11.0x to 14.0x

•                  No MEC holding company discount

Greenlight NAV / AVP Analysis

($ millions, except per share amounts)

	NAV		AVP
	10%	8%	11.0x	14.0x
Operating Real Estate	$1,358.3	$1,687.8	$1,348.2	$1,715.8

Developmental Real Estate	144.5	144.5	144.5	144.5
Current Market Value of MID Stake in MEC	394.6	394.6	394.6	394.6
Value of MEC’s Debt to MID	22.2	22.2	22.2	22.2
Total Implied Equity Range	$1,919.6	$2,249.1	$1,909.4	$2,277.0

Total Implied Price per Share(1)	$39.86	$46.70	$39.65	$47.28

The cap rate or FFO multiple used significantly impacts the financial analysis
Based on its peer group, MID believes a 10% cap rate and 11.0x multiple is most appropriate

(1).       Inconsistencies between implied share prices above compared to page 6 originate in Greenlight’s financial advisor’s presentation dated February 17, 2005.

MID Share Value Composition

•                  Greenlight’s analysis suggests that the gap between MID’s share price and NAV is attributable to low leverage, low distributions and impact of MID’s investment in MEC

MID Share Value Composition

[CHART]

•                  Greenlight’s financial analysis implies that the gap is attributable primarily to low leverage

Board recommendations are intended to eliminate this gap over time

(1).       Assuming MEC holding company discount of 25%.

(2).       Represents 11x 2005E leveraged FFO of $2.25 per share (IBES estimate) plus book value of development assets (or approximately 13x 2005E leveraged FFO per share), no MEC holding company discount and a $518 million share buyback funded with debt. Difference from $39.65 on page 7 stems primarily from using IBES estimated FFO.

Summary Observations

•                  MID, shareholders and analysts recognize that there is an opportunity to enhance share value by removing the gap between MID share price and NAV

•                  Greenlight’s financial analysis closes the gap primarily through an immediate $518 million share buyback funded with debt, and not through conversion of MID to a REIT or a spin-off of MEC

•                  Accessing capital markets solely for the purpose of funding a significant share buyback would be difficult and could negatively impact MID’s corporate debt ratings and future financial flexibility

•                  MID Board recommends closing the gap by increasing MID’s financial leverage in a disciplined manner over a reasonable period of time so that MID retains the flexibility to pursue its strategic plan and continue to grow its core Real Estate Business

Topics

I.                      MI Developments

II.                  Greenlight Proposals

III.              REIT Analysis and Board Recommendation

IV.              MEC Analysis and Board Recommendation

V.                  Board Additional Recommendations

REIT Analysis

•                  In their assessment of whether to convert MID from a C-Corp to a REIT structure, the Special Committee and Board considered:

•                  REIT vs. C-Corp tax analysis

•                  Comparable trading and returns analysis

•                  Geographic diversification of rental portfolio

•                  Mix of income and development assets

•                  Other structural factors

REIT vs. C-Corp Tax Analysis

•                  Cash tax of $11 million as a C-Corp, compared to $8 million as a REIT(1)

•                  Incremental cash tax of $3 million can be eliminated through further interest expense of $9 million ($150 million of incremental debt at 6% interest)

Cash Tax Analysis

($ millions)

	C- Corp	REIT	Difference
Foreign(2)	8.0	8.0	—
Canadian(3)	8.0	—	8.0
2004 Cash Tax	16.0	8.0	8.0
Tax Shield of Interest Expense(4)	(5.0)	—	(5.0)
Cash Tax	11.0	8.0	3.0

No material tax benefit of REIT conversion

(1).       Based on 2004 Real Estate Business results.

(2).       Will not be eliminated under a REIT structure.

(3).       Excluding unusual items.

(4).       Annualized impact associated with C$265 million Senior Unsecured Debentures issued on December 22, 2004.

Comparable Trading Multiples

•                  In its comparable REIT peer group, MID includes:

•                  U.S. REITs with tenant and industry concentration and / or a focus on long term triple net leases

•                  large Canadian REITs with a significant industrial focus

•                  U.S. comparables selected by MID include all five U.S. REITs identified by Greenlight’s advisors as appropriate comparables(1)

(1).       Per Greenlight’s financial advisor’s presentation dated February 17, 2005.

Trading Multiple Comparative Analysis(1)

U.S. REITs		2005E P/FFO(2) Multiple		2005E P/AFFO(3) Multiple
Ventas Inc.	VTR	13.2	x	n/a
Capital Automotive REIT	CARS	12.0	x	12.3	x
Lexington Corporate Properties Trust	LXP	11.2	x	11.6	x
Entertainment Properties Trust	EPR	12.3	x	12.7	x
Commercial Net Lease Realty	NNN	12.4	x	12.4	x
Trustreet Properties (US Restaurant Properties)	TSY	10.5	x	n/a
Correctional Properties Trust	CPV	11.6	x	11.3	x
Average – Selected U.S. REITs		11.9	x	12.1	x
Canadian REITs
H&R	HR.UN	10.6	x	12.1	x
Summit	SMU.UN	9.8	x	11.6	x
Average – Selected Canadian REITs		10.2	x	11.9	x
MID Real Estate Business(4)		11.0	x	11.1	x

On a trading multiple basis, MID is already valued consistent with its peers

(1).       Share prices at close on April 6, 2005.

(2).       FFO per share or unit based on IBES mean estimates; IBES estimate for MID at $2.25 per share.

(3).       AFFO per share based on CIBC World Markets Equity Research for Canadian REITs and U.S. analyst estimates for U.S. REITs where available. MID AFFO based on $250,000 reduction to IBES mean FFO estimate for maintenance capital expenditure, based on 48.2 million shares outstanding.

(4).       MID real estate value per share of $24.79 based on MID share price, less MID’s equity interest in MEC assuming a 25% holding company discount.

Total Returns to Shareholders

•                  Based on total returns to shareholders, MID has outperformed all but one of its peers since its spin-off in August of 2003

•                  MID share price up 57% from $19.03 at initial spinout to $29.80 per share one day prior to the announcement of the Greenlight proposals

Total Returns(1)

[CHART]

(1).       Returns calculated for period starting 08/20/03 (MID spin-off) through to 01/14/05 (one trading day prior to announcement of Greenlight proposals).

(2).       Average total returns, excluding MID.

Geographic Diversification

Geographic Diversification of Rental Portfolio(1)

Canadian REITs

[CHART]

U.S. REITs

[CHART]

MID

[CHART]

Unlike most REITs, MID has a geographically diverse rental portfolio

(1).       Based on book value of assets in most recently reported financial statements. Detailed breakdown in Appendix A.

Mix of Assets

Development Assets as a Percentage of Book Value(1)

[CHART]

Unlike most REITs, MID has a significant active development program

(1).       Based on book value in most recently reported financial statements.

Other Structural Factors

•                  Geographic diversity of portfolio means that MID cannot become a U.S. REIT without significant incremental initial and ongoing tax costs

•                  Conventional Canadian REIT not possible due to majority non-resident shareholder base (approximately 1/3 Canadian and 2/3 U.S.)

•                  More complex hybrid structure provides no benefits compared to current corporate structure

•                  Unlike U.S. REITs, no legal requirement for Canadian REITs that would compel MID to maintain any specific level of distributions to shareholders

•                  Distribution policy will be determined independent of MID’s structure

REIT Analysis Conclusions

•                  Greenlight’s proposals do not take into consideration that:

•                  MID is already tax efficient

•                  MID is a growth company and has substantial development and other opportunities with Magna, MEC and third parties

•                  A REIT or similar structure is not required for MID to achieve its goal of increasing return on equity

•                  MID can enhance return on equity through a combination of increased leverage to fund capital expenditures and the return of capital

•                  MID requires financial flexibility to execute its strategic plan

MID Board unanimously recommends that shareholders vote AGAINST the REIT Conversion Resolution

Topics

I.                      MI Developments

II.                  Greenlight Proposals

III.              REIT Analysis and Board Recommendation

IV.             MEC Analysis and Board Recommendation

V.                  Board Additional Recommendations

MEC Analysis

•                  In its assessment of whether to spin-off or sell MEC, the Special Committee and Board considered the following factors:

•                  MID’s corporate strategy

•                  MEC funding considerations and operational improvements

•                  Unrealized potential MEC value

MID Board considered the combination of these factors in arriving at its unanimous recommendation that shareholders vote AGAINST the MEC Separation Resolution

MID Corporate Strategy

•                  MEC provides MID with development opportunities, including:

•                  Racetrack and gaming developments

•                  Development of underutilized lands in prime urban markets

•                  Other potential commercial/residential developments

•                  Owning MEC provides MID with a unique opportunity to potentially participate in these development opportunities

•                  MID and its shareholders should benefit directly and indirectly

MEC Funding Considerations and Operational Improvements

•                  MEC will require substantial capital to fund its planned operations and implement its strategic plan

•                  MEC recently announced a review of its operations and a realignment of its senior management team

•                  Not spinning-off MEC at this time provides MID with greater flexibility to determine whether, when and how to invest in, or otherwise fund, MEC

•                  If MEC is able to obtain favourable third-party funding, MID’s future funding of MEC would be reduced

•                  Concern about MID indefinitely funding MEC not solved by spin-off, but rather by ensuring that MEC:

•                  Seeks and obtains favourable third party funding

•                  Becomes self-supporting by generating its own positive cash flows

MEC funding and operational requirements uncertain at this time

Unrealized Potential MEC Value

•                  MEC appears poised for significant increase in value due to:

•                  Increased opportunity for expansion of MEC’s gaming operations (slots)(1)

•                  Expansion of wagering technologies

•                  Redeveloped MEC facilities operating on an expanded scale

•                  Realization of development potential of MEC’s underutilized lands

•                  Potential benefits of a disposition of MEC likely would not be lost over time

Significant value at MEC might be jeopardized by spinning-off MEC today

(1).       Detailed breakdown in Appendix B.

MEC Separation Analysis Conclusions

•                  Greenlight’s proposals do not take into consideration:

•                  Full extent of MEC funding and operational requirements

•                  Although Greenlight acknowledges that MID would need to make a financial injection into MEC before spinning it off, Greenlight’s financial analysis does not appear to take this into account

•                  MEC is currently exploring third party funding alternatives

•                  Concerns about indefinite funding not solved by spin-off

•                  Unique opportunity that MEC ownership provides to MID with respect to potentially participating in MEC development opportunities

•                  Role MID can play in providing financial discipline to assist MEC in achieving operational efficiencies

•                  Extent to which spinning off MEC today might jeopardize unrealized potential MEC value

MID Board unanimously recommends shareholders vote AGAINST
the MEC Separation Resolution

Topics

I.                      MI Developments

II.                  Greenlight Proposals

III.              REIT Analysis and Board Recommendation

IV.              MEC Analysis and Board Recommendation

V.                 Board Additional Recommendations

MID Additional Recommendations

•                  MID Board also made additional recommendations relating to:

•                  MID’s financing strategy

•                  MID’s investment in MEC

•                  Additional recommendations will be evaluated regularly by the Board based on developments in MID’s business, opportunities that may arise, and other circumstances existing from time to time

•                  To address the gap between MID’s share price and NAV, the Board recommended refining MID’s financing strategy to further enhance shareholder value by increasing MID’s return on equity by:

•                  Increasing financial leverage in a disciplined manner over a reasonable period of time

•                  Current target is a debt-to-capitalization ratio of 35% within approximately 5 years

•                  Establishing a policy to regularly increase dividends based on factors including FFO per share and prudent use of capital

•                  2005 dividend increased to $0.60 per share, a 67% increase over the 2004 dividend of $0.36 per share

•                  Repurchasing MID shares as appropriate opportunities arise through a normal course issuer bid

Illustrative Leverage and ROE Calculation

•                  Assumptions:

•                  Achieve 35% leverage in 5 years

•                  Development capex based on unlevered return of 10% and cost of debt of 6%

•                  Dividend of $0.60 per share

•                  Stock buyback via normal course issuer bid as appropriate opportunities arise (taking into account investment alternatives)

•                  Land and development properties valued at book

Achieves enhanced ROE

Leverage

[CHART]

ROE

[CHART]

Impact of Board Recommendations

MID Share Value Composition

[CHART]

Based on detailed financial analysis,
the Board Recommendations will achieve enhanced value for MID shareholders

(1).  Represents present value of pro forma share price at 2009, discounted at 10%, calculated at 12x 2009E AFFO and based on assumptions as outlined on page 29.

(2).  Includes MEC holding company discount of 25%.

MEC Additional Recommendations

•                  In respect of MEC, the Board has also:

•                  Determined that MID should consider providing funds to allow MEC to address any short- term liquidity concerns

•                  Directed MID management to work closely with MEC to maximize the return on MID’s existing investment in MEC and ensure appropriate returns on any additional investment in MEC by:

•                  Critically examining the funding necessary for the successful execution of MEC’s strategic plan

•                  Establishing a more stable capital structure for MEC to pursue its strategic plan

•                  Assessing all reasonable financing alternatives for MEC on the basis that such financing should enhance value for MEC shareholders (including MID)

Appendix A - Geographic Diversification

Geographic Segmentation of Assets(1)

Canada

	Canadian	U.S.	Other
Canadian REITS	DOMESTIC	FOREIGN	FOREIGN
Alexis Nihon	100%	0%	0%
Allied Properties	100%	0%	0%
Borealis	100%	0%	0%
Calloway	100%	0%	0%
Chartwell	100%	0%	0%
Cominar	100%	0%	0%
CREIT	100%	0%	0%
Dundee	95%	5%	0%
H&R	78%	22%	0%
IPC US	0%	100%	0%
Morguard	100%	0%	0%
Northern Property	100%	0%	0%
O&Y	100%	0%	0%
Retirement	89%	11%	0%
Retrocom	100%	0%	0%
RioCan	100%	0%	0%
Summit	97%	3%	0%
Sunrise	37%	63%	0%
TGS NA	37%	63%	0%

Average	86%	14%	0%

MI Developments	30%	24%	46%

United States

	Canadian	U.S.	Other
U.S. REITs	FOREIGN	DOMESTIC	FOREIGN
Ventas Inc.	0%	100%	0%
Capital Automotive REIT	0%	100%	0%
Lexington Corporate Properties Trust	0%	100%	0%
Entertainment Properties Trust	13%	87%	0%
Commercial Net Lease Realty	0%	100%	0%
Trustreet Properties (US Restaurant Prop)	0%	100%	0%
Correctional Properties Trust	0%	100%	0%

Average	2%	98%	0%

MI Developments	30%	24%	46%

(1).  Based on book values as at December 31, 2004.

Appendix B — Alternative Gaming

•                  Increased opportunity for expansion of MEC’s gaming operations due to legislative changes

Approved (2004)	Pennsylvania	The Meadows

	Oklahoma	Remington Park

Pending (July/05)	Florida	Gulfstream

	Maryland	Pimlico & Laurel

Under Discussion	Texas	Lone Star Park

	California	Santa Anita & Golden Gate

Value of MEC racetracks in any jurisdiction in which alternative gaming is permitted is likely to be enhanced

Appendix C — Greenlight Proposals Summary Observations

•      Greenlight’s Proposals do not take into consideration the following:

	•	MID is already tax efficient
	•	MID is a growth company and has substantial development and other opportunities with Magna, MEC and third parties
REIT Analysis	•	A REIT or similar structure is not required for MID to achieve its goal of increasing return on equity
	•	MID can enhance return on equity through a combination of increased leverage to fund capex and the return of capital
	•	MID requires financial flexibility to execute its strategic

	•	Full extent of MEC funding and operational requirements
	•	Although Greenlight acknowledges that MID would need to make a financial injection into MEC before spinning it off, Greenlight’s financial analysis does not appear to take this into account
	•	MEC is currently exploring third party funding alternatives
MEC Analysis	•	Concerns about indefinite funding not solved by spin-off
	•	Unique opportunity that MEC ownership provides to MID with respect to potentially participating in MEC development opportunities
	•	Role MID can play in providing financial discipline to assist MEC in achieving operational efficiencies
	•	Extent to which spinning off MEC today might jeopardize unrealized potential MEC value

Greenlight’s financial analysis closes the gap between MID’s share price and
NAV primarily through an immediate $518 million share buyback funded with debt, and not through conversion to a REIT or a spin-off of MEC

[GRAPHIC]

[LOGO]